UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 23, 2009
Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
4440 El Camino Real, Los Altos, California 94022
(Address of principal executive offices, including ZIP code)
(650) 947-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 8.01. Other Events
Item 9.01. Financial Statements and Exhibits.
INDEX TO EXHIBITS
EX-1.1
EX-4.1
EX-99.1

Item 1.01. Entry into a Material Definitive Agreement.
Underwriting Agreement
On June 23, 2009, Rambus, Inc. (“Rambus” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. (the “Underwriters”), relating to the sale by Rambus of $150 million aggregate principal amount of its 5% Convertible Senior Notes due 2014 (the “Notes”) pursuant to Rambus’ Registration Statement on Form S-3 (No. 333-160141) (the “Registration Statement”), including the prospectus contained therein dated June 23, 2009 filed by Rambus with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended. In addition, Rambus has granted the Underwriters an over-allotment option to purchase, within 12 days from the date of the original issuance of the Notes, up to an additional $22.5 million aggregate principal amount of the Notes on the same terms and conditions.
The Underwriting Agreement includes customary representations, warranties and covenants by Rambus. Under the terms of the Underwriting Agreement, Rambus has agreed to indemnify the Underwriters against certain liabilities.
The description of the Underwriting Agreement contained herein is qualified in its entirety by reference to the Underwriting Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.
Indenture
On June 29, 2009, Rambus entered into an Indenture (the “Indenture”) by and between Rambus and U.S. Bank, National Association, as trustee relating to the issuance by Rambus of $150 million aggregate principal amount of its 5% Convertible Senior Notes due 2014 (the “Notes”). The Indenture and the form of note are filed as Exhibit 4.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K. The Notes bear interest at a rate of 5% per annum on the principal amount, accruing from June 29, 2009. Interest is payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning on December 15, 2009. The Notes will mature on June 15, 2014, subject to earlier repurchase, redemption or conversion.
The Notes are convertible into shares of Rambus’ common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion rate of 51.8000 shares of common stock per $1,000 principal amount of Notes. This is equivalent to an initial conversion price of approximately $19.31 per share of common stock. Holders may surrender their Notes for conversion prior to March 15, 2014 only under the following circumstances: (i) during any calendar quarter beginning after the calendar quarter ending September 30, 2009, and only during such calendar quarter, if the closing sale price of the Common Stock for 20 or more trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter, (ii) during the five business day period after any 10 consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each trading day of such 10 consecutive trading day period was less than 98% of the product of the closing sale price of the Common Stock for such trading day and the applicable conversion rate, (iii) upon the occurrence of specified distributions to holders of the Common Stock, (iv) upon a fundamental change (without giving effect to the exception regarding publicly traded securities to the definition of a fundamental change, as that term is defined in the Indenture), or (v) if Rambus calls any or all of the Notes for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date. On and after March 15, 2014, holders may convert their Notes at any time until the close of business on the third business day prior to the maturity date, regardless of the foregoing circumstances.
Rambus may not redeem the Notes at its option prior to June 15, 2012. At any time on or after June 15, 2012, Rambus will have the right, at its option, to redeem the Notes in whole or in part for cash in an amount equal to 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest, if any, if the closing sale price of the Common Stock for at least 20 of the 30 consecutive trading days immediately prior to any date Rambus gives a notice of redemption is greater than 130% of the conversion price on the date of such notice.
Upon the occurrence of a fundamental change, holders may require Rambus to repurchase some or all of their Notes for cash at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any. In addition, upon the occurrence of certain fundamental changes, as that term is defined in the Indenture, Rambus will, in certain circumstances, increase the conversion rate for Notes converted in connection with such fundamental changes by a specified number of shares of Common Stock.
The Notes are Rambus’ general unsecured obligations, ranking equally in right of payment to all of Rambus’ existing and future senior indebtedness and senior in right of payment to any of Rambus’ future indebtedness that is expressly subordinated to the Notes. Rambus’ obligations under the Notes are not be guaranteed by any of its subsidiaries, are effectively subordinated in right of payment to Rambus’ future secured indebtedness to the extent of the collateral securing such obligations and are structurally subordinated in right of payment to all existing and future obligations of Rambus’ subsidiaries, including trade credit.
The following events are considered “Events of Default,” which may result in the acceleration of the maturity of the Notes:
(1)	default in the payment when due of any principal of any of the Notes at maturity, upon redemption or upon exercise of a repurchase right or otherwise;

(2)	default in the payment of any interest, including additional interest, if any, on any of the Notes, when the interest becomes due and payable, and continuance of such default for a period of 30 days;

(3)	Rambus’ failure to deliver cash or cash and shares of Common Stock (including any additional shares deliverable as a result of a conversion in connection with a make-whole fundamental change) when required to be delivered upon the conversion of any Note;

(4)	default in Rambus’ obligation to provide notice of the occurrence of a fundamental change when required by the Indenture;

(5)	Rambus’ failure to comply with any of its other agreements in the Notes or the Indenture (other than those referred to in clauses (1) through (4) above) for 60 days after Rambus’ receipt of written notice to Rambus of such default from the trustee or to Rambus and the trustee of such default from holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

(6)	Rambus’ failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by Rambus or any of its subsidiaries in excess of $30,000,000 principal amount, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of ten days after written notice to Rambus by the trustee or to Rambus and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; and

(7)	certain events of bankruptcy, insolvency or reorganization relating to Rambus or any of its material subsidiaries (as defined in the Indenture).
If an event of default, other than an event of default in clause (7) above with respect to Rambus occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of, and accrued and unpaid interest, including additional interest, if any, on the Notes then outstanding to be immediately due and payable. If an event of default described in clause (7) above occurs with respect to Rambus the principal amount of and accrued and unpaid interest, including additional interest, if any, on the Notes will automatically become immediately due and payable.
The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and related form of note, which are included as Exhibits 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.
Item 8.01. Other Events
On June 29, 2009, Rambus issued a press release announcing the closing of its offering of $150 million aggregate principal amount of its 5% Convertible Senior Notes due 2014.

Rambus also has granted the underwriters an option to purchase up to additional $22.5 million aggregate principal amount of the Notes, which has not been exercised to date. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in its entirety.
The purpose of this Current Report is to incorporate by reference the Underwriting Agreement, Indenture and Note (attached hereto as Exhibits 1.1, 4.1 and 4.2, respectively) into the Registration Statement. By filing this Current Report, such exhibits and this Current Report are hereby incorporated by reference into the Registration Statement.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.
          The following exhibits are filed herewith:

Exhibit No.	Description
1.1	Underwriting Agreement dated June 23, 2009 among Rambus Inc. and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A thereto.
4.1	Indenture between Rambus Inc. and U.S. Bank, National Association, dated as of June 29, 2009.
4.2	Form of Note for Rambus Inc.’s 5% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 hereto).
99.1	Press Release of Rambus Inc., issued on June 29, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2009	Rambus Inc.
/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Underwriting Agreement dated June 23, 2009 among Rambus Inc. and Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., as representatives of the several underwriters named in Schedule A thereto.
4.1	Indenture between Rambus Inc. and U.S. Bank, National Association, dated as of June 29, 2009.
4.2	Form of Note for Rambus Inc.’s 5% Convertible Senior Notes due 2014 (incorporated by reference to Exhibit 4.1 hereto).
99.1	Press Release of Rambus Inc., issued on June 29, 2009